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                                                                     EXHIBIT 8.1
                        BLANCHFIELD CORDLE & MOORE, P.A.
                          NATIONSBANK CORPORATE CENTER
                       100 NORTH TRYON STREET, SUITE 2400
                        CHARLOTTE, NORTH CAROLINA 28202
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TELEPHONE (704) 377-3788
TELECOPIER (704) 377-2033
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                                August 23, 1995
NationsBank Corporation
NationsBank Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255
Ladies/Gentlemen:
     We have acted as counsel to NationsBank Corporation, a North Carolina corporation ("NationsBank"), in connection with the proposed merger (the "Merger") of Intercontinental Bank, a bank duly organized under the laws of the State of Florida, with and into Intercontinental Bank, N.A., a wholly owned national banking association subsidiary of NationsBank, upon the terms and conditions set forth in the Agreement and Plan of Merger (the "Agreement") dated as of June 26, 1995 and the Proxy Statement-Prospectus dated August 23, 1995
(the "Proxy Statement-Prospectus").
     For purposes of the opinion set forth below, we have relied, with the consent of NationsBank and the consent of ICBK, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of NationsBank and ICBK (which are incorporated herein by reference), and have assumed that such certificates will be complete and accurate as of the Effective Time. We have also relied upon the accuracy of the Proxy Statement-Prospectus. Any capitalized term used and not defined herein has the meaning given to it in the Proxy Statement Prospectus or the appendices thereto (including the Agreement).
     We have also assumed that the transactions contemplated by the Agreement will be consummated in accordance therewith and that the Merger will qualify as a statutory merger under the applicable state and national banking laws.
     Based upon and subject to the foregoing, it is our opinion that, under currently applicable law, the Merger will constitute a reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, the following will be the material federal income tax consequences of the Merger:
           (i) No gain or loss will be recognized by the shareholders of ICBK on the exchange of their shares of ICBK Common Stock for shares of NationsBank Common Stock pursuant to the terms of the Merger to the extent of such exchange.
           (ii) The federal income tax basis of the shares of NationsBank Common Stock for which shares of ICBK Common Stock are exchanged pursuant to the Merger will be the same as the basis of such shares of ICBK Common Stock exchanged therefor (less any proportionate part of such basis allocable to any fractional interest in any share of NationsBank Common Stock).
          (iii) The holding period for shares of NationsBank Common Stock for which shares of ICBK Common Stock are exchanged will include the period that such shares of ICBK Common Stock were held by the holder, provided such shares were a capital asset of the holder.
           (iv) The receipt of cash in lieu of fractional shares of NationsBank Common Stock by a ICBK shareholder will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by NationsBank, and gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the ICBK Common Stock surrendered, which gain or loss shall be capital gain or loss if the ICBK Common Stock was a capital asset in the hands of a shareholder.

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NationsBank Corporation
August 23, 1995
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           (v) Cash received by shareholders of ICBK upon the exercise of dissenters' appraisal rights will be treated as having been received in payment for such ICBK Common Stock surrendered, and gain or loss will be recognized in an amount equal to the difference between the cash received and the basis of the ICBK Common Stock surrendered, which gain or loss shall be capital gain or loss if the ICBK Common Stock was a capital asset in the hands of a shareholder.
     This opinion may not be applicable to ICBK shareholders who received their ICBK Common Stock pursuant to the exercise of employee stock options or otherwise as compensation or who are not citizens or residents of the United States.
     The foregoing opinion is addressed only to certain consequences of a nontaxable reorganization for federal income tax purposes. We have not considered the effect on this transaction, if any, of state and local taxes, sales and use taxes, or any other taxes.
     We hereby consent to be named in the Registration on Form S-4 of NationsBank filed with the Securities and Exchange Commission on August 23, 1995 as the attorneys who passed on certain federal income tax matters specified therein and to the filing of a copy of this opinion as Exhibit 8.1 to the Registration Statement.
                                          Very truly yours,
                                      /s/ BLANCHFIELD CORDLE & MOORE, P.A.
                                          BLANCHFIELD CORDLE & MOORE, P.A.